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DCB FINANCIAL CORP - 8-K                                   Filing Date: 04/28/03
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE                         CONTACT:
Monday April 28, 2003                                John A. Ustaszewski
                                                     Chief Financial Officer
                                                    (740) 657-7000


       DCB FINANCIAL ANNOUNCES RECORD QUARTERLY EARNINGS OF $1.49 MILLION

                            BOARD INCREASES DIVIDEND

 IMPROVED CREDIT QUALITY AND REDUCED EXPENSES HIGHLIGHT DCB'S QUARTERLY PROGRESS


Delaware, Ohio - DCB Financial Corp. (OTC: DCBF) today announced record quarterly earnings of $1.49 million, or $0.36 per share for the three months ended March 31, 2003, compared to $1.45 million, or $.35 per share for the first quarter 2002. The record quarterly earnings also reflected a sharp improvement over fourth quarter 2002 earnings of $0.15 per share.

The increase in earnings resulted from improved credit quality, strong non-interest income revenue and reduced expenses, which more than offset a reduction in the net interest margin. Revenues generated by sales of mortgage loans were approximately $486 thousand compared to $201 thousand in the first quarter 2002. Operating expenses for the first quarter declined by $189 thousand or 4.4%, to $4.06 million compared to the first quarter 2002. The majority of this expense reduction was related to a decline in salary and benefits expense of $125 thousand. Net interest margin declined due to investment portfolio run-off, and the decline in interest rates. The Corporation is in the process of implementing pricing initiatives during the second quarter with the intent of reducing deposit costs and increasing margins. Jeffrey T. Benton, President and CEO noted, "We are pleased with the improved first quarter results. We have started to see improvement from credit and cost control measures. We have started numerous other initiatives to continue to improve the Bank's performance and improve returns to shareholders, while always providing high levels of service to the communities we serve."

While attaining record quarterly earnings, DCB Financial also improved credit quality in the first quarter 2003. At March 31, 2003, the allowance for loan and lease losses totaled $4.2 million or 1.14% of the loan portfolio. This represents an increase from year-end 2002 and the first quarter 2002 when the allowance to loans totaled 1.10% and 1.03% respectively. "We are pleased with the improved credit performance of our loan portfolio during the first quarter," said Mr. Benton, who then added, "We will continue to carefully monitor the quality of the Bank's assets." During the first quarter 2003, non-accrual loans declined by $813 thousand, or 22% from December 31, 2002. The ratio of non-accrual loans to total loans was 0.78% at March 31, 2003 compared to 0.96% at year-end. Additionally, loan delinquencies greater than 60 days declined to 1.28% from 1.55% at December 31, 2002.

The DCB Board of Directors has declared a dividend of $0.10 per share payable on May 15, 2003 to shareholders of record on April 25, 2003. This compares to a dividend of $0.09 per share for the period ended March 31, 2002.


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DCB FINANCIAL CORP - 8-K                                   Filing Date: 04/28/03
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DCB Financial Corp (the "Corporation") is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the "Bank") a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 16 full-service branch offices located in Delaware and the surrounding communities. The bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions, however such services are not a significant part of its current operations or revenues.



APPLICATION OF CRITICAL ACCOUNTING POLICIES

DCB's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.

The most significant accounting policies followed by the Corporation are presented in Note 1 contained in the Corporation's 2002 annual report to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.



FORWARD-LOOKING STATEMENTS
Certain statements in this report constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the "Bank"). Where used in this report, the word "anticipate," "believe," "estimate," "expect," "intend," and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management's belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in


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DCB FINANCIAL CORP - 8-K                                   Filing Date: 04/28/03
--------------------------------------------------------------------------------

competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets;
(v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.

The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.



SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
April 28, 2003 Press Release

                               DCB FINANCIAL CORP
                       Key Ratios and Other Financial Data
                                   (Unaudited)
                             (Dollars in thousands)

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
                                                      Three Months Ended
                                                            $(000)
                                               ----------------------------------
                                               3/31/03      3/31/02      12/31/02
                                               -------      -------      --------

Key Financial Information:
-------------------------

Net interest income                            $  4,910     $  5,387     $  5,187

Provision for loan and lease losses                 333          300        1,250

Non-interest income                               1,651        1,335        1,657

Non-interest expense                              4,062        4,251        4,651

Net income                                        1,499        1,455          623

Loan balances (average)                         375,740      365,914      371,507

Deposit balances (average)                      436,293      431,362      432,086

Basic and diluted earnings per common share    $   0.36     $   0.35     $   0.15

Total shares outstanding (000)                    4,172        4,178        4,168

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DCB FINANCIAL CORP - 8-K                                   Filing Date: 04/28/03
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SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
April 28, 2003 Press Release


                                                  Three Months Ended
                                              ---------------------------
                                              3/31/03  3/31/02   12/31/02
                                              -------  -------   --------
Key ratios:
-----------

Return on assets                                1.17%    1.11%     0.48%

Return on equity                               11.17%   11.67%     4.74%

Non-interest expense to assets                  0.79%    0.81%     0.89%

Efficiency ratio                               60.13%   60.67%    63.93%

Net interest margin                             4.11%    4.44%     4.22%

Equity to assets at period end                 10.43%    9.55%    10.04%

Allowance for loan and lease
  losses / total loans                          1.14%    1.03%     1.10%

Total allowance for losses on
  loans to non-performing loans               146.89%   75.93%   120.93%

Non-perfoming loans to total loans (net)        0.78%    1.37%     0.96%